EXHIBIT 99.2

Final Transcript

CCBN StreetEvents Conference Call Transcript

BMET - Q4 2003 Biomet, Inc. Earnings Conference Call

Event Date/Time: Jul. 02. 2003 / 11:00AM ET

Event Duration:  54 min

CORPORATE PARTICIPANTS

  Dane A. Miller, Ph.D.

  Biomet, Inc. - President, CEO

  Jim Pastena

  Biomet, Inc. - Vice President, President of Electro-Biology, Inc.

  Greg Hartman

  Biomet, Inc. - CFO, Sr. Vice President Finance

  Chris

  Biomet, Inc.

CONFERENCE CALL PARTICIPANTS

  Scott Davidson

  Piper Jaffray

  Bruce Jacobs, CFA

  Deutsche Bank

  Katherine Martinelli

  Merrill Lynch

  Rog Jenaway (ph)

  J P Morgan

  Milton Su

  Bear Stearns

  Bill Quirk

  RBC Capital Markets

  Suey Wong, CFA

  Robert W. Baird

  Bill Plovanic

  First Albany Corporation

  Robert Faulkner

  Prudential

  Ben Andrew

  William Blair and Company

  Bob Hopkins

  Lehman Brothers

PRESENTATION

Operator

  Good day, everyone and welcome to this Biomet Incorporated fourth quarter and year end of fiscal year 2003 conference call.

This press release contains certain statements that are forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 and Section 21-E of the Securities Exchange Act of 1934 as amended. Although the company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or non-occurrence of future events. There can be no assurance that the forward-looking statements contained in this press release will prove to be regarded as a representation by the company, that the company's objectives will be achieved.

At this time for opening remarks and introductions, I would like to turn the call over to President and Chief Executive Officer, Dr. Dane A. Miller. Dr. Miller, please go ahead.

  Dane A. Miller, Ph.D.   - Biomet, Inc. - President, CEO

  Thank you very much, Melinda. Thank all of you for calling in. I would like to welcome to you our fourth quarter fiscal '03 conference call.

We're pleased to announce a decision by Biomet's board of directors to declare a cash dividend increased by 50% to 15 cents a share payable July 18, 2003 to shareholders of record as of close of business on July 11. This declaration of a dividend is an expression of appreciation for the continued support of our shareholders and as further reinforced by the company's record financial performance throughout fiscal '03 and our optimism for continued strong results as we move into 2004. Additionally, the recently enacted favorable tax laws influenced the board's decision to increase Biomet's dividend by this significant amount.

The board also authorized the repurchase of 2 million shares of Biomet's outstanding common shares to be automatically repurchased in equal increments over the next 12-month period, irrespective of market conditions and replaces the previously announced automatic repurchase program of $24 million of outstanding common shares.

The board also authorized the purchase of up to an additional $100 million worth of the company's outstanding common shares in open market or privately-negotiated transactions. Purchases of the additional $100 million worth of common stock, if any, will be based on market conditions and will extend over a period of one year between July 3, fiscal '02 -- I'm sorry, July 3, calendar '03, and July 2, calendar '04.

We have purchased approximately $436 million worth of these common shares authorized in previous share repurchase programs since December of '01. The expansion of our share repurchase program is a reflection of today's poor investment return environment and the company's continued positive net cash flow, which, in fact, during the fourth quarter, amounted to $126 million in fiscal '03.

Looking now at the income statement, our net sales increased 16% during the fourth quarter of fiscal '03 to $377 million. Gross profit increased 13% to $266 million during the fourth quarter.

SG&A expenses increased 11% to $130 million or 34.5% of sales improving 140 basis points compared to the same quarter of last year. Operating income increased 17% to $121 million with operating margins at 32.1% of sales improving 50 basis points compared to the fourth quarter of last year.

Also during the fourth quarter of fiscal '02, Biomet recorded a pretax charge of $9 million as a result of write-downs and equity investments. Excluding this change during the fourth quarter of last fiscal year, net income increased 17% to $77.7 million while diluted earnings per share increased 20% to 30 cents a share.

Now looking a little bit at our balance of sales. Excluding the impact of foreign currency, which increased revenues by approximately $16.5 million, net sales increased 11% during the fourth quarter of '03. United States and international sales excluding the effects of foreign currency each increased approximately 11% during the quarter.

Looking now at our biggest sales component, which is reconstructive sales, we saw worldwide reconstructive sales increase 21% to $241.5 million during the fourth quarter of '03.

On a constant-currency basis, reconstructive device sales increased 14% facing tough competition with the same quarter of '02 worldwide, increasing 24% for hips, 19% for knees and 20% for dental reconstructive implants. So we had a pretty strong comparison from '02 and I think we have done pretty well. Hip sales increased 18% worldwide during the quarter and 12% in the U.S.

Hip sales increased 12% on constant currency basis.

Our M-2A metal-on-metal articulation system and complementary broad line of cementless stems led sales growth in the hip segment. The M2a-38, large diameter hip cup designed for increased range of motion and greater joint stability, represented the majority of metal-on-metal hip sales for the quarter.

Domestic sales of metal-on-metal systems increased 56% during the quarter and represented 14% of hip sales in the U.S.

During the fourth quarter, our RingLoc 2 constrained liner and the one-piece modular design of the Retro Vision system led sales growth for revision hips. The reintroduction of constrained liners during the fiscal year in the domestic market should continue to provide Biomet with additional growth opportunities in the revision hip market.

The RingLoc 2, constrained liner designed for patients with chronic dislocation tendencies is one of several constrained liners currently offered. The Retro Vision system incorporates a cylindrical tapered hip stem with numerous porous coated and spline stem options to address a variety of bone deficiencies in revision surgery.

Numerous hip products are scheduled for release during the first quarter of fiscal '04 and include hip instrumentation for minimally invasive posterior surgical procedures, a non-flared version of the M2a-38, the Generation 4 Polished Hip system and the Freedom Constrained Liner. The Freedom system offers enhanced range of motion encompassing 110 degrees and a wide series of options, including a trialing system.

During the fourth quarter, knee sales increased 17% worldwide at 12% in the U.S. Excluding the impact of foreign currency, knee sales increased 11%. Knee systems experienced exceptional growth. Knee systems experiencing exceptional growth during the quarter were the Ascent, Primary, and Revision systems, the Maximum Primary system, which is today, Biomet's number one selling knee system, and the OSS, Orthopedic Salvage System for oncology cases and revision procedures with extensive bone loss.

We continue to advance our leading position in the worldwide minimally-invasive unicompartmental knee market with the Repicci II system, the Oxford Phase 3 mobile-bearing uni and the Van Guard M series unicompartmental system. The Van Guard system was introduced to the market during the second quarter of '03 and is experiencing excellent market acceptance today.

During the fourth quarter, clinical evaluations was initiated for the fixed-bearing cruciate retaining and posterior stabilized versions on Biomet's new comprehensive knee system, the Maxim XL.

During the first quarter of '04, our objectives are to complete for instrumentation design for the CR and PS versions cruciate retaining and posterior stabilized versions. In other words, of the Maxim XL and to begin development focus on the mobile-bearing and revision aspects of this new system. Additionally during the first quarter, we plan to roll out 50 sets of the Maxim MI, minimally invasive instrumentation to be utilized with either the Maxim or AGC knee system.

These instruments are designed for use and procedures using a 4 to 4 1/2-inch incision with minimal disruption of the extensor mechanism or patella.

Extremity sales during the fourth quarter increased 21% and 13%, 21% worldwide and 13% in the U.S. Extremity sales increased 15% constant currency.

The Discovery Elbow, the Mosaic Humeral Replacement systems as well as the Copeland humeral resurfacing lead extremity sales during the quarter. The Discovery Elbow is the bone-sparing implant with a direct compression molded ArCom polyethylene bearing.

The Mosaic is a 3-piece modular shoulder system with a multitude of mix-and-match options allowing the surgeon, intraoperatively to customize the implant for oncology and challenging revision procedures. The bone conserving Copeland shoulder is a cementless joint resurfacing system with proven long-term clinical results.

During the fourth quarter, our dental reconstructive implant sales increased 27% worldwide and 15% in the U.S. Excluding the effect of foreign currency, dental reconstructive implant sales increased 21% worldwide.

The OSSEOTITE dental reconstructive system and 3i is a key product line and demand for the OSSEOTITE NT natural taper implant continues to gain increasing market acceptance in the dental implant market segment. Sales of bone cements and accessories increased 28% worldwide and 14% in the U.S. where Biomet maintains the number two market share position in this market.

On a constant currency basis, sales of bone cements and accessories increased 12% worldwide. The Generation Four bone cement with backpack self-contained mixing and delivery systems is still in its initial rollout stage and has experienced strong demand.

This proprietary system is designed to promote consistency and integrity of the cement, eliminate exposure to fumes during the mixing procedure in the operating room and significantly reduce OR time. During the third quarter of fiscal '03, Biomet submitted a 510-K to the Federal Food and Drug Administration for Talacose-G the company's antibiotic impregnated foam cement using genomyosin.

We received questions from the FDA regarding the submission during the fourth quarter and our response to the FDAs questions were received by them on May 28th. We would anticipate a response from the FDA within the first quarter of '04.

Fixation sales during the fourth quarter of '03 increased 9% to $60.2 million and 8% on constant currency basis. Fixation sales growth was led by the Lorenz Surgical's craniomaxillofacial fixation products which increased 40% in the U.S. and 37% worldwide.

Lorenz continues to focus on its key product lines of titanium and LactoSorb plating systems and Mimix bone cement material. Sales of internal fixation products increased 11% worldwide and decreased 3% in the U.S. during the fourth quarter. Worldwide sales internal fixation sales increased 5% on a constant currency basis.

The Howland nail, low profile tibial nail ankle arthrodesis nail experienced increasing market share acceptance during the quarter. New internal fixation products currently being introduced into the market include the Quad 4 intermentary nailing system, our calcaneal plate and propeller hip, small screw system.

The Quad 4 system is designed to offer significant inventory reduction, about 50% with no loss of intraoperative surgical options.

Biomet is transferring its domestic internal fixation device business to our UBI subsidiary. This change will allow a full range of trauma products to be distributed by one sales force and we believe the combination will lead to increased focus on our internal fixation of businesses.

External fixation products increased 4% worldwide during the fourth quarter and decreased 3% in the U.S. Excluding the implant of foreign currency, external fixation sales increased 2% worldwide.

We believe that the continued market penetration of Vision fixation system will help restore growth in the EBI external fixation business, as well as additions to the DynaFix product line such as DynaFix hip distracter and DynaFix radiolucent rail.

The sales of electrical stimulation products increased 2% worldwide and in the U.S. during the fourth quarter.

Moving on to spinal product sales. During the fourth quarter, our spinal product sales increased 7% worldwide to $38 million and 8% in the U.S. Spinal sales increased 6% worldwide on a constant currency basis.

Worldwide sales of spinal implant and orthobiological products for the spine increased 11% during the quarter and 8% on constant currency basis with 18% domestic sales growth. Worldwide and domestic sales of spinal stimulation sales systems increased 5%.

The EBI, bionic fixation system was introduced during the fourth quarter, and the Spinalling 2 fixation system continues to beat market share. EBIs OsteoStem demineralized bone matrix putty was also launched during the fourth quarter.

EBI recently introduced the new SpF Plus Spinal Fusion stimulator. The SpF technology has consistently shown a 50% increase in fusion rates, when an SpF system is utilized with Allograph compared to the use of Allograph alone.

The SpF bus system delivers three times the current density as a cathode, with significant test data to support the effectiveness of this new technology. To increase our supply of the machined Allograph products, the company secured new relationships with two bone banks.

Additionally, the company secured nonexclusive licenses on three top-loading patents from airport cross, which will allow EBI to enter the spine deformity market in December of '03 with the unique Universal system. In addition, EBI co-owns the patents covering interport crosses, geostructural system and EBI plans to develop and release a competitive device.

EBIs spinal products and development include a second-generation cage, artificial disc and fortebral body replacement systems.

Looking quickly at other product sales. Sales of the company's products in this category, increased 7% worldwide to $37.6 million during the fourth quarter of '03, and 9% in the U.S. On a constant currency basis, other product sales increased 4%.

Other product sales were led by sales of arthroscopy products, which increased 31% U.S. and 24% worldwide during the quarter. Arthroscopy product sales increased 21% constant currency.

Numerous products led Archer text sales growth, including the curb text bone-tunneling system acquired a few years ago from Bioelectron. LactoSorb line of renewable products, the cup patch reinforcement product for rotator cup repair and various Allograph products.

During the fourth quarter, softgoods and bracing products increased 8% in the U.S. and 7% worldwide. Softgoods and bracing products increased 6% on a constant currency basis. New products in this segment include EBIs Fracture Walker with range-of-motion option and quick-fix post-op knee brace.

Looking at sell factor technologies, this division continues to roll out the GPS gravitational platelet separation system. The single spin system not only saves OR time, it requires a small volume of patients blood but also provides a high-level of platelet recovery and consistency of the concentrate. Markets currently being addressed include reconstructive and spinal products market.

A brief update on Japan. Our direct sales presence in Japan continues to expand our market presence with revenues of $2.3 million for the fourth quarter -- $3.2 million, excuse me, for the fourth quarter of '03. We are currently well past our maximum sales level prior to the change in distribution in Japan.

A little information on the balance sheet. As of May 31, total cash and investments represented $418, almost $419 million. On a local currency basis inventories declined by $7.6 million and accounts receivable increased by $35 million during fiscal '03.

Looking at analyst estimates going forward. We're comfortable with the range of analysts sales and earnings estimates for the first quarter of '04 in the range of 354 to $365 million, and 28 to 30 cents per share earnings. Additionally, our internal goals for '04 are low to mid-teens revenue growth and upper teens to low 20s earnings growth.

To summarize, we're pleased with our performance during the fourth quarter and fiscal year '03. We continue to expand our worldwide sales forces to meet increasing demand for our broad line of clinically successful and ofter-copied products. And our technology continues to differentiate us in the worldwide muscular skeletal market. ¶ Melinda, I think we're ready for questions.

QUESTION AND ANSWER

Operator

  Thank you, Dr. Miller. Today's question and answer session will be conducted electronically. If you would like to ask a question, please press the star key followed by the digit one on your touch-tone telephone. Also, if you're on a speaker phone, please remove your mute function to allow your signal to reach our equipment. Again, that's star 1 if you would like to ask a question. We'll pause for just one moment to assemble the roster. And our first question will come from Scott Davidson of Piper Jaffray.

  Scott Davidson   - Piper Jaffray

  Hi, good morning and congratulations on a nice quarter. Could you maybe dig a little deeper, Dane, into the conditions in the spinal stimulation market, obviously growth numbers there have been a little bit weaker of late. Can you maybe talk a little bit about whether you're seeing impact from Infuse, any competitive issues. Just help us understand generally what is going on in that segment.

  Dane A. Miller, Ph.D.   - Biomet, Inc. - President, CEO

  I think we are seeing some impact from Infuse. But maybe a better person to respond to your question, Scott, would be Jim Pastena.

  Jim Pastena   - Biomet, Inc. - Vice President, President of Electro-Biology, Inc.

  Hi, Scott. As it relates to electrical stimulation in the spine area, our SpF product, that's our implantable product, has seen an impact from the BMPs, although a small one. I would say it's zapped our growth for this year.

Quite frankly, we have done quite well against what is a very significant launch in the orthopedic marketplace. The other thing that we've seen, although SpF was down about 2% in the quarter, we saw from Q3 to Q4, a 4% increase in SpF sales, and we continue to see that, an increase in sales in June. So it looks like that we're starting to trend up.

The other part of the electrical stimulation equation is spinal pack, and spinal pack has been doing fairly well until May, where we saw it have its growth. And we believe that's because we, the way we changed our commission payout. We used to pay on shipments. Now we pay commission on information provided to us in the insurance company. And the reason why we made this change is to shorten our collection cycle time. We've seen a positive effect from that and it will help us increase cash collections and at the same time, we think that was a short-term impact and we've already seen it rebound in the double-digits for June.

  Scott Davidson   - Piper Jaffray

  Thanks and then just briefly on the M2a, Dane, I think you quoted a year-over-year growth that was pretty robust. What was the sequential growth like in the metal-on-metal and were you at all effected by the ceramic-on-ceramic launches? Thank you.

  Dane A. Miller, Ph.D.   - Biomet, Inc. - President, CEO

  In the first place, we don't break that out. Second place, sequential comparisons are somewhat non-meaningful in our business. To answer your question, I don't think that we saw any impact from ceramic-on-ceramic. We continue to see very nice demand for metal-on-metal. So I don't think there was much impact, if at all, with the Strykers Trident system.

  Jim Pastena   - Biomet, Inc. - Vice President, President of Electro-Biology, Inc.

  They are competing, metal-on-metal and ceramic-on-ceramic are clearly competing alternative varying combination. The pros and cons are, is there is some question about metal ion generation in metal-on-metal articulation, but there is a clear issue regarding fracture of ceramic-on-ceramic components. I'm not aware of ever in the history of metal-on-metal which dates back 35 or so years, I'm not aware of ever there being an issue over fracture of either component of a metal-on-metal articulation. There are a small but meaningful number of fractures of ceramic-on-ceramic components and that's clearly not a risk with metal-on-metal.

  Scott Davidson   - Piper Jaffray

  Great. Thank you very much.

Operator

  Thank you. Next we'll hear from Bruce Jacobs with Deutsche Bank.

  Bruce Jacobs, CFA   - Deutsche Bank

  Thanks for taking my question. Guys, first on the U.S. core recon, the hip-and-knee growth, can you give us any sense of the composition of that growth between just what you're seeing with respect to procedure growth versus price and mix, if you can give us any color at all on that. And then also what your sense of market growth is, vis-a-vis, what you posted this quarter.

  Dane A. Miller, Ph.D.   - Biomet, Inc. - President, CEO

  The U.S. recon growth pricing added about 4%, Bruce. Certainly there's not much mix in the knee segment of the business with respect to the mix on hips. That probably added another couple percentage of points on growth.

  Bruce Jacobs, CFA   - Deutsche Bank

  To the hip mix overall or the full, you know, the whole recon business?

  Dane A. Miller, Ph.D.   - Biomet, Inc. - President, CEO

  To the hip. To the hip mix overall.

  Bruce Jacobs, CFA   - Deutsche Bank

  Okay. And then just a question, Greg or Dane, or anybody on the, your sense in the overall market, how you, you know, obviously we don't know where the other numbers are going to come out here, but just your sense on general procedure growth overall.

  Dane A. Miller, Ph.D.   - Biomet, Inc. - President, CEO

  It's difficult. It appears to us that every company has a bit of a mixed-shift increase. It's typical to determine how much procedure growth is going up and how much is mix shift and price increase. But we think we are growing at, if not, somewhat above market growth in general.

  Greg Hartman   - Biomet, Inc. - CFO, Sr. Vice President Finance

  Some companies have more difficult comparisons than others. I think that certainly ourselves and Zimmer have some of the tougher comparisons out there year-over-year, at least with respect to the recon market.

  Bruce Jacobs, CFA   - Deutsche Bank

  Great, just a last question I had. Guys, your guidance on the top and bottom line is for a bit faster growth on the bottom than the top. And, can you just comment on where you expect the most leverage to come from in the income statement? And then perhaps spend a little bit of time in that context on the gross margin line and what the variables are there?

  Dane A. Miller, Ph.D.   - Biomet, Inc. - President, CEO

  Well, there are two areas where we expect to see further improvement in the numbers. Improvement in SG&A as a percentage of revenue and modest improvement in cost of goods, although we don't bank on either of those to generate increases in earnings. We will see our principle increase in earnings from increases at the top line.

  Bruce Jacobs, CFA   - Deutsche Bank

  And just on the gross margin line, you obviously had a nice step up year-over-year. Is it really inventory situation driving that or what are the variables there we ought to focus on going forward?

  Dane A. Miller, Ph.D.   - Biomet, Inc. - President, CEO

  Actually, the inventory, the control of inventory had a minor-negative effect on the cost of goods. We improved cost of goods anyway, but as we reduced output, reduced our production capacities and outflow, it actually put pressure on cost of goods.

  Bruce Jacobs, CFA   - Deutsche Bank

  Okay. Very well. Thanks, guys. Appreciate it.

Operator

  Thank you. Up next we'll hear from Katherine Martinelli at Merrill Lynch.

  Katherine Martinelli   - Merrill Lynch

  Thank you. Just a couple of questions. First on the knee side, could you just kind of walk us through where you are with the launch of the Next Gen Excel and if that's been having any impact on your knee momentum as maybe people are waiting for that launch and so we can get a sense for the timing there. And then separately, on the spine side. Any thought at this point that it may be worth separating out the spine sales force on a stand-alone basis so they can better attack the market?

  Greg Hartman   - Biomet, Inc. - CFO, Sr. Vice President Finance

  I'll let Jim answer the second question. The first question, we tend to rule out products a little differently than many of our competitors in that we roll them out on a kind of a controlled basis. As I indicated, we expect the first quarter to begin to enter the markets as we make [INAUDIBLE] changes, especially in instrumentation. I think you're probably right.

One of the barriers to rolling out products is investment in instruments by our distributors. And as our distributors see new systems coming down the road, they tend to kind of hold back investing in instruments for older systems, but we would expect the rollout of the new Maxim XL system to probably take place over a couple of years, almost, especially internationally. Jim, the second question about focus of spinal sales force.

  Jim Pastena   - Biomet, Inc. - Vice President, President of Electro-Biology, Inc.

  Yeah, hi, Katherine.

  Katherine Martinelli   - Merrill Lynch

  Hi.

  Jim Pastena   - Biomet, Inc. - Vice President, President of Electro-Biology, Inc.

  The suggestion of increasing the focus in the spine sales force, we agree with -- we tried to do this earlier in the year, and if you remember, we did not -- we had some higher turnover than normal. We didn't put the number of people we had on. Since February, we've increased the sales force both in focus as well as in numbers of people, and about 20% of our sales team now have increased dedication in the spine area, where people sell only spine within our selling team, so we're going to continue to roll that out across the summer.

  Katherine Martinelli   - Merrill Lynch

  So do you see that 20% increasing or the total number overall increasing so the 20% would remain --

  Jim Pastena   - Biomet, Inc. - Vice President, President of Electro-Biology, Inc.

  Well. you'll see both the number of sales people increasing but also the number of territories increasing with dedicated spine people. We think we need to do that.

  Katherine Martinelli   - Merrill Lynch

  Great. Thank you.

  Dane A. Miller, Ph.D.   - Biomet, Inc. - President, CEO

  Katherine, just a clarification, the Next Gen is actually our competitor's product across the street. Ours is the Maxim.

  Katherine Martinelli   - Merrill Lynch

  No, the -- on the knee side, though, it's the Excel.

  Dane A. Miller, Ph.D.   - Biomet, Inc. - President, CEO

  Right.

  Katherine Martinelli   - Merrill Lynch

  I'm saying the next generation Excel.

  Dane A. Miller, Ph.D.   - Biomet, Inc. - President, CEO

  Oh, okay.

  Katherine Martinelli   - Merrill Lynch

  I hope I have those down at least. Thanks.

Operator

  And moving on to Mike Weinstein of J.P. Morgan.

  Rog Jenaway   - J P Morgan

  This is actually Rog Jenaway for Mike. Just a couple of questions. On the fixation side, you were down 3% both internal and external. I was curious if that's competitive pressure or is there something else going on there?

  Jim Pastena   - Biomet, Inc. - Vice President, President of Electro-Biology, Inc.

  I'm not sure that that segment of the market is growing like most segments we compete in. We probably have lost a little market share though, in internal and external fixation, and that's one of the reasons we've decided to make the changes in the way we distribute the products. And that's to get out of the EBI banner?

  Rog Jenaway   - J P Morgan

  Right.

  Jim Pastena   - Biomet, Inc. - Vice President, President of Electro-Biology, Inc.

  Uh-huh.

  Rog Jenaway   - J P Morgan

  Okay. Also the, you guys mentioned, and I think this is the first time I heard of it, you guys licensed the products from Interpore, the spine products. Chris, maybe you could provide a little more color clarity on what that arrangement looks like.

  Chris   - Biomet, Inc.

  We recently -- well, we had some litigation on a patent and part of the settlement of that was that we got a royalty-free, non-exclusive license to those spinal patents. So, there is not -- there hasn't been nor will there be any pay out of money, either from us to Interpore or vice versa. But with those patents, EBI will move forward with its development program which, Jim, you're more than happy to elaborate on.

  Jim Pastena   - Biomet, Inc. - Vice President, President of Electro-Biology, Inc.

  Yeah, the three patents that we received are what we call the top-loading patents. These are significant patents. A lot of surgeons would like to use rod systems in the top-loading manner and allow for compression and distraction at the same time in site two. These patents clear the way for that. We're moving forward with our development, and we should roll out a product line, a universal product line as Dane mentioned, sometime in December of this year.

  Rog Jenaway   - J P Morgan

  Okay. It continues, you say it's non-exclusive. So you have rights to the technology and products but whoever else they decide to give them to?

  Jim Pastena   - Biomet, Inc. - Vice President, President of Electro-Biology, Inc.

  Yes.

  Rog Jenaway   - J P Morgan

  Okay, then just finally one for Dane. You mentioned the poor investment return environment. I guess is -- should we read more into that as far as your overall perception of the price of some of the deals that are going on out there for your [INAUDIBLE] doing acquisitions?

  Dane A. Miller, Ph.D.   - Biomet, Inc. - President, CEO

  No, what I was referring to really is, the ability to generate our return on investments from a interest or yielding standpoint. We're -- our returns now for cash investments are in the .8 to 1% category and we think there is probably such a Biomet's own chairs a better place to put our money than something that only generates a percent return.

  Rog Jenaway   - J P Morgan

  Sure, I guess we shouldn't read into that as far as acquiring other businesses or extensions.

  Dane A. Miller, Ph.D.   - Biomet, Inc. - President, CEO

  No, no, no. My comments really were not related, I think, probably the deals that we're aware of are fairly priced deals if not well-priced deals from an investment standpoint. And no, don't read anything beyond the return on investment or interest income into my comments.

  Rog Jenaway   - J P Morgan

  Okay, great. Thanks.

Operator

  Moving on to Milton Su of Bear Stearns.

  Milton Su   - Bear Stearns

  Hi, good morning. Have two questions. First, the electrical stimulation market, you guys are the market leaders there, and obviously it's an important part of both your fixation and spine businesses, but it looks like sales or at least sales of devices there have decelerated somewhat in the last couple of quarters. Is the market slowing or are you losing some market share in that area?

  Jim Pastena   - Biomet, Inc. - Vice President, President of Electro-Biology, Inc.

  This is James Pastena. As far as the electrical stimulation market for purposes of your question, you have to break it down in two areas. As it relates to the overall market we don't believe we're losing market share, but the market has slowed somewhat and the slowness comes basically from the implantable side which is our SpF product. And that is competing head on with the BMPs. And as I mentioned before in the call, that we've seen basically a flat trend right now. We have not been growing except for just recently Q4 versus Q3 we saw a 4% increase and we're seeing a little bit of that in June as well. So, that looks like it's something that's starting to see some re-growth.

As far as a noninvasive stimulation, that has been fairly healthy. Even with the BMPs. It doesn't seem to be effected by that. And as I mentioned, our slowness in the fourth quarter was more internally and how we pay commissions as opposed to any market dynamics.

  Milton Su   - Bear Stearns

  Okay. How about the trauma side of stimulation?

  Jim Pastena   - Biomet, Inc. - Vice President, President of Electro-Biology, Inc.

  The trauma side, again, we saw a slowness in the fourth quarter for us relating to our change in the way we pay commissions. We did it for both the noninvasive systems, both trauma and spine. Other than that, the growth has been fairly consistent. We are seeing a little bit of a slowdown in our implantables stimulation in the trauma side, which is a much smaller part of our overall electrical stimulation business for long bones than it is in the spine side, and that, I think, is due to the BMPs.

  Milton Su   - Bear Stearns

  Okay.

  Dane A. Miller, Ph.D.   - Biomet, Inc. - President, CEO

  We don't think we're losing any market share to competitive electrical stimulation products, especially implantables, and it depends on how you define the market. If you define the market to include BMPs, then we -- all electrical stimulation devices are probably losing a little bit of ground to BMPs, but we think we're maintaining our market share position in the electrical device area.

  Milton Su   - Bear Stearns

  Okay.

  Jim Pastena   - Biomet, Inc. - Vice President, President of Electro-Biology, Inc.

  Dane, I might add to that, that you're right on. One of the things that we're seeing is a tremendous opportunity down the road. Because as this BMPs has expanded the utilization of some type of biological within a fracture or fusion, and over time we think it's going to offer us more potential.

  Milton Su   - Bear Stearns

  Okay, thanks. And then the second question, Dane. Turning to the P&L, SG&A as a percentage of sales this quarter was a bit lower than we expected, actually it was the lowest I guess in two years. Should this -- I mean first of all, is this due to tighter cost controls or are you slowing down on expansion of the general sales force and should we expect this to come down a bit for the next year?

  Dane A. Miller, Ph.D.   - Biomet, Inc. - President, CEO

  We wouldn't expect it to come down significantly but we are continuing to focus on SG&A expenses and control them. But without it having an adverse effect on growth of our selling activities.

  Milton Su   - Bear Stearns

  Okay. Thanks.

Operator

  Thank you, sir. And once again I would like to remind today's telephone audience that if you would like to ask a question, it is star 1 on your touch-tone telephone. Next, we'll hear from Steve Hamill of RBC Capital.

  Bill Quirk   - RBC Capital Markets

  Hi, guys, it's actually it's Bill Quirk for Steve Hamill. A couple of questions as they relate to the Maxim Excel launch. Keeping in mind the conservative launch approach to this product. I think you commented that we're going to see this slightly rolling out over the first quarter here. Can you give us any sort of indication about perhaps how many instrument sets might be out here, or perhaps when we should see more of an impact from the products?

  Dane A. Miller, Ph.D.   - Biomet, Inc. - President, CEO

  As I recollect by the end of the quarter, we expect to have 50 instrument sets in the field.

Unidentified

  You're talking about the minimally invasive, he's talking about the Maxim Excel.

Unidentified

  Okay.

Unidentified

  We typically don't break that out in detail, Bill. My guess would be that we'll start to see an impact on the Maxim Excel to our numbers as we start to get into the second quarter. Right now, as Dane indicated in the opening comments, it's just -- our clinical development sites and we're fine-tuning instrumentation right now and then as we approach the second quarter back into the first quarter, early part of the second quarter, we'll start to get that out more to the field.

  Bill Quirk   - RBC Capital Markets

  I see. Okay. Thanks. Secondly with respect to the ongoing efforts to work down the inventory levels, I think if memory serves, last quarter you commented that we should probably expect to see the next quarter or two, is this still kind of the thinking here? Should we, I guess, could you kind of update us on that?

  Dane A. Miller, Ph.D.   - Biomet, Inc. - President, CEO

  What we're doing now what we have been doing the last few quarters, which is focusing at least one eye on growth in inventory and growth in receivables. I would hope going forward that we will see growth in top-line to increase at a rate well ahead of growth in both inventory and receivables. As I indicated I think the last couple of quarters for many years now, we have really not paid any attention to -- or paid any great attention to inventory and receivables, and we're now focusing at least some attention on that, and I think achieving results that we're pretty comfortable with and would expect for the next several quarters to see this continue.

  Bill Quirk   - RBC Capital Markets

  Fair enough. Thanks a lot, guys.

Operator

  Next is Suey Wong of Robert W. Baird.

  Suey Wong, CFA   - Robert W. Baird

  Thank you. Dane, could you talk about the Spinaling 2 and also the new DBM from EBI? Just give us updates there.

  Dane A. Miller, Ph.D.   - Biomet, Inc. - President, CEO

  Sure, probably Jim is closer to that than I am. He would respond with a little more detail than I have.

  Jim Pastena   - Biomet, Inc. - Vice President, President of Electro-Biology, Inc.

  The Ossious in DBM has just been released probably last week of May. So far the feedback has been very positive. The surgeons seem to like the handling characteristics and we're starting to roll that out over this, the summer months. We expect that to help us drive some growth.

  Suey Wong, CFA   - Robert W. Baird

  Okay. Jim, could you talk about the rollout of Spinaling 2 also?

  Jim Pastena   - Biomet, Inc. - Vice President, President of Electro-Biology, Inc.

  Well, the Spinaling 2 has been rolled out. And we're seeing a fairly good acceptance from Spinaling 2. In fact, if you look at Q3 sales versus Q4 sales, we saw a 25% increase in the Spinaling 2 which kind of indicates the acceptance that it's receiving and we expect that to continue as we go full bore now for this quarter.

  Suey Wong, CFA   - Robert W. Baird

  Jim, the U.S. sales were up 18% of both the implants and also the ortho biologics. Could you talk about the performance of the implants versus the ortho biologics separately?

  Jim Pastena   - Biomet, Inc. - Vice President, President of Electro-Biology, Inc.

  We don't tend to break that out, Suey.

  Suey Wong, CFA   - Robert W. Baird

  Okay. Then one final question. On the other income line is up about $1 million from last year, even excluding the charge. Could you talk about the increase there?

Unidentified

  Basically that increase is from increased cash positions. Even with our buy back this quarter, we generated a large amount of positive cash flow and basically that's from reducing inventory in the slower growth and receivables.

Unidentified

  Okay, great. Thank you.

Operator

  Moving on to Bill Plovanic of First Albany Corporation.

  Bill Plovanic   - First Albany Corporation

  Good morning. I was wondering if I could get a little clarification on the change in the fixation distribution channel when you shift that over to EBI. When exactly is that going to take place, or has that already? And then secondly, you talked about the cross-licensing with Interpore Cross. You mentioned that you'll be introducing top-loading ride-and-hook systems. I was wondering over the Geostructure, their product, that technology, do you have a inner body cage that you will be introducing there as well and timing on that?

  Dane A. Miller, Ph.D.   - Biomet, Inc. - President, CEO

  Jim, those are probably best answered by you.

  Jim Pastena   - Biomet, Inc. - Vice President, President of Electro-Biology, Inc.

  Okay, let me see if I remember this correctly. First off the timing on the combination of the EBI trauma team and the Biomet trauma sales will take place starting September 1. What we're going to do is, a certain number of Biomet distributors will stay on board and we'll work together in partnership with the EBI team and that will be the first step is to consolidate those sales, get everybody on the same page and going forward. Then right after that, we will be starting to expand the trauma sales, in particular the internal fixation sales into the EBI selling teams and that will take place over this next year.

In addition to that at the same time, we'll be transferring the manufacturing and we've already started the design work on retooling some of the trauma products we have as well as focusing on some of the areas like minimally-evasive plating and that type of thing. That's needed in that marketplace, and that will take another year or so to complete. As it relates to the top-loading systems for the spine, I believe -- was that the question, top-loading systems for the spine?

  Bill Plovanic   - First Albany Corporation

  No, you cross licensed the patents but I believe some of them had -- there was a litigation on going in regards to what Interpore Cross, their [INNERVERTREBAL] body spacer, their geostructure product.

  Jim Pastena   - Biomet, Inc. - Vice President, President of Electro-Biology, Inc.

  Right. We're looking at the geostructure right now, we're determining what designs we're interested in. We do have plans to launch it but we don't have a final date at this point.

  Bill Plovanic   - First Albany Corporation

  Okay, would that be like maybe a 12-month-out type of project then?

  Jim Pastena   - Biomet, Inc. - Vice President, President of Electro-Biology, Inc.

  I think it would be a lot closer than that. But I wouldn't commit to a date at this point.

  Bill Plovanic   - First Albany Corporation

  Thanks a lot Jim, I appreciate it.

  Jim Pastena   - Biomet, Inc. - Vice President, President of Electro-Biology, Inc.

  Okay.

Operator

  Robert Faulkner of Prudential.

  Robert Faulkner   - Prudential

  Thank you, good morning. Wonder if you could comment on the general environment from purchasers and negotiations, if you can, as we look forward to the next potential price increase. Is the environment changing materially at this point or do you expect to get the same 4% next year?

  Dane A. Miller, Ph.D.   - Biomet, Inc. - President, CEO

  We would hope to get the same 4% next year. We think compared to a couple of years ago, the pricing environment has approved somehow. There certainly is pressure on pricing and for quite a number of years there was pressure to demonstrate that in fact, a new technology had a cost benefit associated with it and simply wasn't the latest technological bell and whistle without proven cost effectiveness.

So I think we're in an environment where cost is certainly important but we're not seeing the pressures on the orthopedics, the surgery community to withdraw from them the authority to select the best product for their patient, for their situation and put that back in the hands of the hospital administrator. We think that that environment is somewhat behind us.

  Robert Faulkner   - Prudential

  Great, so that's going to, you predicted my next follow-on, which was in terms of mix as a -- it appears that mix can continue so long as the doctors feel it's important to adopt a new technology.

  Dane A. Miller, Ph.D.   - Biomet, Inc. - President, CEO

  Yes, we believe that that's the case. As long as we can demonstrate that in fact there are some, at least medium and longer-term cost benefits.

  Robert Faulkner   - Prudential

  And what is your outlook for mix impact for you and for the market as a whole, perhaps, over the next 12 months? For mix.

  Dane A. Miller, Ph.D.   - Biomet, Inc. - President, CEO

  Difficult to predict but we continue to see as I indicated in my opening comments further emphasis on things like metal-on-metal, which is a somewhat more expensive technology in the hip area, and if we can get patients in and out of the hospital with lower revision rates, medium-term, we think that we'll continue to be a bit of a mixed shift toward newer technologies.

  Robert Faulkner   - Prudential

  Got you. And finally there have been some questions to be sure about. Volume as investors look at hospital volumes and the suspicion that elected procedures might be effected by reduced -- or may drive in fact, reduction in volumes to hospitals. Are you seeing anything of that on this particular segment?

  Dane A. Miller, Ph.D.   - Biomet, Inc. - President, CEO

  We don't think so. Keep in mind compared to some areas of healthcare, total joint replacement, which is our principle business, has a very positive proven return on investment. In other words, the care of the orthopedic patient, the total joint patient without total joint intervention is significantly higher, and I think probably most estimates are that with replacement of a hip or a knee, the return on investment is something like six months. So I would anticipate if the healthcare system decides to allocate dollars, the last area to be impacted will probably be total joint replacements.

  Robert Faulkner   - Prudential

  Right. And much of this appears to be patient-driven rather than system-driven. But you're not seeing that either in terms of this market, which is great.

  Dane A. Miller, Ph.D.   - Biomet, Inc. - President, CEO

  We don't think so. When patients -- when their lifestyle is impaired, when their ability to sleep as a function is impaired and they're in nearly 24-hour pain, they're going to opt to have their hip or knee replaced.

  Robert Faulkner   - Prudential

  Great. Sounds very logical. Thanks.

Operator

  Thank you, Mr. Faulkner.

  Dane A. Miller, Ph.D.   - Biomet, Inc. - President, CEO

  Why don't we take two more questions.

Operator

  All righty, sir. Our next question will come from Ben Andrew of William Blair and Company.

  Ben Andrew   - William Blair and Company

  Good morning. Most of my questions have been answered. But could you talk a little bit about what trends you're seeing with metal-on-metal in terms of new customers versus existing customers and do you see a real opportunity there?

  Dane A. Miller, Ph.D.   - Biomet, Inc. - President, CEO

  Most of the conversion is within existing customers for the younger patient population, although metal-on-metal has attracted some new users interested in alternative bearings. But I think it's principally been a conversion of especially the younger population group with our existing customers.

  Ben Andrew   - William Blair and Company

  And, Dane, how do you view using the minimally-invasive hip systems that you're going to be launching here in the first quarter to go into customers? Do you see doing that sort of on a low-key gradual basis or, you know, taking a more aggressive tact or just sort of letting this play out?

  Dane A. Miller, Ph.D.   - Biomet, Inc. - President, CEO

  We'll probably be a little more conservative with minimally-invasive hip. There is a learning curve involved and only surgeons that can almost see three dimensionally what they're doing, without actually visualizing, three dimensionally, what the bone structure and what they're working on. I think probably in the longer-term, we will see minimally-invasive hip surgery done only by the most experience of the total joint surgeons, and so there will be some barrier. Keep in mind, the average total joints done by a surgeon who does fewer than 20 a year, and probably this will be utilized principally by the much-higher volume surgeon.

  Ben Andrew   - William Blair and Company

  Right. Thanks.

  Dane A. Miller, Ph.D.   - Biomet, Inc. - President, CEO

  One more question.

Operator

  And, gentlemen, our final question will come from Bob Hopkins of Lehman Brothers.

  Bob Hopkins   - Lehman Brothers

  Hi, thanks. Very quickly. On your suggestion that you, I think, 14% over U.S. hip sales were metal-on-metal, I was wondering if you can give us a thought of where you think that can go going forward, and to just to develop the whole ceramic-on-ceramic versus metal-on-metal concept a little bit further, do those target the exact same patient population, and if they do, how do you see that market segmenting out over the next 12 months?

  Dane A. Miller, Ph.D.   - Biomet, Inc. - President, CEO

  They probably do focus on the same segment they are competitive, alternative bearings materials And probably the younger patient population group is the target population group for those systems. As I indicated, there are pros and cons looking at metal-on-metal versus ceramic-on-ceramic.

We do have a ceramic-on-ceramic project underway and will be at some point in the future, selling a ceramic-on-ceramic bearing. But at this point in time, we are comfortable that metal-on-metal has its advantages and as I have indicated earlier, have never seen a fragmented or fractured metal-on-metal component, which is not the case with ceramic-on-ceramic it's granted in very low number or percentages.

  Ben Andrew   - William Blair and Company

  So, if I'm a Zimmer doc and I don't have a strong relationship with Biomet or with Stryker, how do I make that decision over which one I'm going to use if I'm approached at the same time by both? Is there anything, you know, is it a certain kind of patient where one would work better than another or is it just personal preference relative to the things you've already discussed?

  Dane A. Miller, Ph.D.   - Biomet, Inc. - President, CEO

  First, if you were a Zimmer doc, we wouldn't be answering your question. [ Laughter ] But, I don't think probably the patient population, I don't think there will be a differentiation. This patient probably deserves ceramic-on-ceramic and that patient probably deserves metal-on-metal. I think it boils down to a preference on the same patient of which alternative bearing surface the doctor might select.

  Bob Hopkins   - Lehman Brothers

  So is that 14% number going to stay the same? Go higher or should it shrink a little bit?

  Dane A. Miller, Ph.D.   - Biomet, Inc. - President, CEO

  We expect it to go higher. It will never be 100%, certainly, but we expect it to continue to move up somewhat.

  Bob Hopkins   - Lehman Brothers

  And then final question. There was a question earlier on your sort of general thoughts on consolidation in the industry, and I guess, question was really related to a different issue, but I'm just wondering if you could give us some general overview thoughts on should we see more consolidation in orthopedics, in your opinion will be mostly focused on smaller companies? Just some quick thoughts there would be helpful.

  Dane A. Miller, Ph.D.   - Biomet, Inc. - President, CEO

  Well, my philosophy on consolidation appears to be somewhat different than exists throughout the industry. This is an industry that was highly consolidated 25 or 30 years ago with four major players constituting 90, 95% market share. Today in part because a lot of the smaller players such as theirselves, the osteonics division of Strykers several years ago and others have introduced technologies to the market that have now proven themselves from a clinical standpoint at a faster rate than our competitors, and this has caused a process of deconsolidation.

I'm not sure the elements are there for substantial consolidation process. There are not any great economies of scale in our business, whether it be selling or manufacturing and so I don't think the typical drivers are there for consolidation. There probably will be more and whether it involves a smaller players or larger players, there isn't too much more that can go on with the larger players, but I don't -- I'm not a strong believer that consolidation accomplishes a whole lot.

  Bob Hopkins   - Lehman Brothers

  Okay, thanks for the thoughts.

  Dane A. Miller, Ph.D.   - Biomet, Inc. - President, CEO

  Thank you. We'll wrap things up. We appreciate everybody's attention to this conference call. I think based on the numbers Melinda mentioned, we have probably the largest audience we have had in the history of our quarterly conference calls. We appreciate your attention and look forward to fiscal '04 with some pretty positive expectations with growth in both revenues and earnings and we thank you very much. Thank you, gentlemen. That does conclude today's teleconference. We thank you for your participation.

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